EXHIBIT 10.1


                            ASSET PURCHASE AGREEMENT

      AGREEMENT made and entered into as of July 31, 2000, by NORWESCO, INC, a Minnesota corporation ("Purchaser"), and RAVEN INDUSTRIES, INC., a South Dakota corporation ("Seller").


                                   BACKGROUND

      A. Seller is engaged in the business of manufacturing fiberglass, polyethylene and dual laminate storage tanks and related accessories for use in a variety of industries throughout the United States through one of its unincorporated divisions (the "Plastics Division").

      B. Seller maintains manufacturing facilities in connection with its Plastics Division located in Sioux Falls, South Dakota (the "South Dakota Facilities"), Washington Court House, Ohio (the "Ohio Facility"), Albertville, Alabama (the "Alabama Facility" and, together with the South Dakota and Ohio Facilities, the "Facilities"), and Tacoma, Washington (the "Excluded Facility").

      C. Seller desires to sell and assign to Purchaser, and Purchaser desires to purchase and assume from Seller, on the terms and conditions set forth in this Agreement, substantially all of the assets and certain liabilities of Seller that are currently being used by the Plastics Division in or related to the conduct of its business at the Facilities (the "Business"), but specifically excluding any assets or liabilities related exclusively to its operations at the Excluded Facility.


                                    AGREEMENT

      In consideration of the background and of the mutual agreements set forth in this Agreement, Seller and Purchaser agree as follows:

      1. PURCHASE AND SALE OF ASSETS.

         (a) Seller shall sell, assign, transfer, and deliver to Purchaser on the Closing Date (as defined in this Agreement), and Purchaser shall purchase from Seller on the Closing Date, all of the assets (other than the Excluded Assets as defined in Section 1(d)) used in the operation of the Business, including without limitation the following:

                  (i) all manufacturing equipment as described on Schedule 1(a)(i) attached hereto (the "Equipment");

                  (ii) the real estate and all improvements thereon described on
         Schedule 1(a)(ii) attached hereto (the "Real Estate");

                  (iii) the vehicles described on Schedule 1(a)(iii) attached hereto (the "Vehicles");

                  (iv) all product molds described on Schedule 1(a)(iv) attached hereto (the "Molds");

                  (v) all inventory of finished goods, work in progress, and materials used in the Business described on Schedule 1(a)(v) attached hereto (the "Inventory");

                  (vi) all customer lists, customer files, non-compete agreements, if any, computer software, and intangible property, except, in the case of intangible property that Seller needs to continue the operation of its remaining businesses and the Excluded Facility, including without limitation, customer records, employee and other corporate policy manuals, vendor records, production records, Seller's financial information, and Seller's tax information, Seller shall retain ownership and possession of such intangible property and Purchaser shall be given, upon reasonable notice to Seller, unlimited access to, and the right to make and retain copies of such intangible property as needed for Purchaser's operation of the Business. Seller agrees to maintain all such intangible property for a minimum of 3 years following the date of this Agreement and for any such longer period required by the applicable statute of limitations.

                  (vii) all open orders, contracts or agreements described on
         Schedule 1(a)(vii);

                  (viii) all accounts receivable as described on Schedule 1(a)(viii) attached hereto (the "Accounts Receivable"); and

                  (ix) all other assets used in the Business.

      All items described in Sections 1(a)(i) through 1(a)(ix), other than the Excluded Assets, are collectively referred to as the "Assets."

         (b) Seller shall deliver the Assets to Purchaser free and clear of any lien, claim or encumbrance of any nature whatsoever, other than the Contracts (as defined below) and the Current Liabilities (as defined below) and, with respect to the Real Estate, other than the Permitted Encumbrances (as defined below).

         (c) Seller's sale, assignment, transfer, conveyance, and delivery of the Assets shall be effected by Seller's execution and delivery at the Closing (as defined below) of the following:

                  (i) a Bill of Sale in the form attached to this Agreement as Exhibit A;

                  (ii) General Warranty Deeds in a form satisfactory to Purchaser conveying the Real Estate (including all buildings and improvements located on the Real Estate, all easements and other rights benefiting or appurtenant to the Real Estate, all contracts, warranties, permits, variances, licenses and approvals benefiting the Real Estate, and copies of all blueprints, surveys and plans and specifications relating to the Real Estate currently in the possession of Seller, Seller's counsel, or other consultants or advisors of Seller), subject only to the Permitted Encumbrances;

                  (iii) Title Insurance Policies or marked-up Title Insurance Commitments meeting the requirements of Section 10 hereof and any abstracts or certificates of title for the Real Estate currently in the possession of Seller, Seller's counsel, other consultants or advisors of Seller, or any title company;

                  (iv) an Assignment and Assumption Agreement attached to this Agreement as Exhibit B; and

                  (v) such other instruments of transfer as may be reasonably required by Purchaser to effect such transfers, including assignments of motor vehicle certificates of title and any affidavits required by law or by the title company in connection with the Real Estate.

         (d) Excluded Assets. The following property and assets of Seller used in connection with the Business are excluded from sale to the Purchaser:

                  (i) the "Raven" brand name and all trademarks, trade names, service marks and related marks and logos with respect thereto;

                  (ii) all corporate computer and telephonic networking hardware and software required in the operation of Seller's business that is not being acquired in the transactions contemplated under this Agreement, all of which is described on Schedule 1(d); and

                  (iii) any open order, contract or agreement not listed on
         Schedule 1(a)(vii).

         (e) Notwithstanding Section 3(d):

                  (i) Purchaser shall have the right to use Registered trademark #815,264 and the "Raven" name, but not "Raven Industries," "Raven, Inc." or "Raven Industries, Inc.", for a period of 24 months following the Closing Date, under the License Agreement attached hereto as Exhibit C (the "License Agreement");

                  (ii) Seller agrees to continue to provide telephone service to the South Dakota Facilities acquired by Purchaser, and Purchaser agrees to reimburse Seller for the cost of such telephone service, for such time as is required for Purchaser to establish independent telephone services to such facilities; and

                  (iii) Seller agrees to allow Purchaser to use the parking lot located at the corner of North "E" Avenue and West Algonquin Street at the South Dakota Facilities, on a non-exclusive basis and in a manner consistent with Seller's use of the parking lot in connection with the polyethylene plant at the South Dakota Facilities prior to the Closing Date, and to provide Purchaser an easement across such parking lot from North "E" Avenue to the polyethylene plant at the South Dakota Facilities, for a period of up to 12 months after the Closing Date, to allow for the construction of new street access and a parking lot for use of the polyethylene plant at the South Dakota Facilities.

      2. ASSUMED LIABILITIES. At the Closing, Purchaser shall assume the obligations of Seller (a) accruing under any contracts assumed by Purchaser as described on Schedule 2(a) hereto (the "Contracts"), and (b) the current liabilities of the Business as of the Closing Date as shown on Schedule 2(b) attached to this Agreement and updated as of the Closing Date (the "Current Liabilities"), except:

                  (i) current liabilities in connection with the employment or termination of the employment of Seller's employees;

                  (ii) current liabilities in connection with workers' compensation benefits;

                  (iii) current liabilities in connection with Sellers' general liability insurance; and

                  (iv) current liabilities in connection with any extended product warranty or performance guarantee.

      3. EXCLUDED LIABILITIES.

         (a) Except for the Contracts and the Current Liabilities, Purchaser shall not assume and shall not be liable for any debts, obligations, or liabilities of Seller of any nature whatsoever. Without limiting the generality of the foregoing Purchaser is not assuming, and shall not be liable for, any debts, liabilities, or obligations (contractual or otherwise) of Seller of any kind other than the Contracts and the Current Liabilities whether now existing or hereafter arising, whether accrued or contingent, arising directly or indirectly from or in connection with:

                  (i) the operation of the Business on or prior to the Closing Date (including without limitation any violations of or liabilities under any Environmental Law (as defined herein) and any warranty, performance guarantee, or other liability for products sold on or prior to the Closing Date);

                  (ii) the condition of the Real Estate (including groundwater), buildings or other improvements on or prior to the Closing Date;

                  (iii) any breach or default by Seller with respect to obligations to third parties;

                  (iv) any liability or obligation of Seller in connection with any federal, state, or local taxes (whether in the nature of income, sales, use, employment, withholding, excise, property, customs, gross receipts, levied special assessments that relate to pre-closing periods and are not included in Current Liabilities, or other taxes or duties of any nature whatsoever), or penalties, interest or fines in respect of any such taxes, or any reporting requirement or estimated tax payable with respect to this Agreement or the transactions contemplated in this Agreement;

                  (v) any litigation, investigation or other proceeding pending or threatened in connection with Seller or the Business;

                  (vi) any liability or obligation of Seller to or with respect to any employee or employee benefit plan of Seller, including without limitation any such liability listed as a current liability on any of Seller's financial statements;

                  (vii) any liability or obligation with respect to any workers' compensation claims arising from activities undertaken prior to the Closing Date, including without limitation any such liability listed as a current liability on any of Seller's financial statements;

                  (viii) any liability or obligation with respect to Seller's general liability insurance; including without limitation any such liability listed as a current liability on any of Seller's financial statements;

                  (ix) any liability or obligation with respect to any performance guarantee of Seller, including without limitation any such liability listed as a current liability on any of Seller's financial statements; or

                  (x) any liability or obligation relating to the Excluded
         Assets.

      All of the liabilities described in this Section 3(a) are collectively referred to as the "Excluded Liabilities".

         (b) Seller covenants and agrees that Seller shall perform or pay promptly when due, all of the Excluded Liabilities, except, if Seller or Purchaser receives a warranty claim for product sold by Seller that is either produced by, or in the inventory of, Purchaser at the time of such claim, Purchaser agrees to process such claim and provide replacement product to the customer unless the cost of any such replacement product will exceed $5,000. Purchaser shall invoice Seller, on a monthly basis, for Purchaser's cost to provide such replacement product. Seller agrees to promptly pay each such invoice. If Seller or Purchaser receives a warranty claim (i) that is disputed,
(ii) that is not for product
that is either currently produced by, or in the inventory of, Purchaser, or
(iii) for which the cost of replacement product will exceed $5,000, Seller shall process and pay all costs and expenses associated with such claim.

      4. PURCHASE PRICE. The aggregate purchase price to be paid by Purchaser to Seller for the Assets shall be $12,500,000 subject to adjustment under Section 5 of this Agreement (the "Purchase Price").

         (a) Payment of Purchase Price. The Purchase Price shall be paid as follows:

                  (i) On the Closing Date, by wire transfer of immediately available funds (on the basis of the Estimated Balance Sheet prepared under Paragraph 5(a)(ii) below), $12,250,000, as adjusted under Section 5 of this Agreement, less the cost of construction of new street access and a parking lot for use of the Sioux Falls, South Dakota polyethylene plant, as shown on a fixed price contractor's bid to be provided by Seller to Purchaser prior to Closing, that is reasonably acceptable to Purchaser and in compliance with all legal requirements for construction of same, (the "Closing Payment"); and

                  (ii) $250,000 by a promissory note in the form of Exhibit D attached hereto (the "Promissory Note"). The Promissory Note shall bear interest at a rate equal to the prime rate of interest as published in the Wall Street Journal as of the Closing Date, which rate shall be adjusted on a quarterly basis, with the principal balance plus accrued interest payable to Seller on August 1, 2005. If Purchaser sells the assets of the Sioux Falls, South Dakota fiberglass tank manufacturing plant within 60 days of the Closing Date (the "Fiberglass Plant"), the Promissory Note shall be assigned to such purchaser of the Fiberglass Plant by Purchaser and Purchaser shall be relieved of all obligations for the remaining principal balance and accrued interest on the Promissory Note. If Purchaser does not sell the assets of the Fiberglass

         Plant within 60 days of the Closing date, the Promissory Note shall be cancelled and Purchaser shall be relieved of all obligations for the remaining principal balance and accrued interest on the Promissory Note.

                  (iii) Within 5 days of delivery of the Closing Balance Sheet (as defined below) to Purchaser, Purchaser shall pay to Seller, by wire transfer or other immediately available funds, the amount by which the Purchase Price as adjusted under Section 5(b) exceeds the sum of the Closing Payment plus the principal amount of the Promissory Note, or, if the Purchase Price as adjusted under Section 5(b) is less than the sum of the Closing Payment plus the Principal Amount of the Promissory Note, Seller shall pay to Purchaser, by wire transfer or other immediately available funds, the amount by which such sum exceeds the Purchase Price as adjusted.

         (b) At the Closing, Purchaser shall assume the Contracts and the Current Liabilities under an Assignment and Assumption Agreement in the form attached to this Agreement as Exhibit B.

         (c) Within 5 days of the receipt by Purchaser of the Closing Balance Sheet (as defined below) and the accompanying working papers used in calculating the amount of any accruals on the Closing Balance Sheet for (i) amounts owing to employees or former employees of the Business (including self-insurance accruals for employee welfare plans and workers' compensation benefits), (ii) self-insurance accruals for Seller's general liability insurance, and (iii) any performance guarantee, Purchaser agrees to pay to Seller an amount equal to the sum of such accrued liabilities, provided that such amounts are consistent with such liabilities and accruals as shown on the Financial Statements (as defined below). Thereafter, Purchaser shall be under no further obligation to pay to Seller any amounts for any employee-related liabilities, any self-insurance accruals, or any performance guarantees.

         (d) Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets by the parties upon final determination of the Closing Balance Sheet. Each party agrees not to assert in connection with any tax return, audit or other similar tax proceeding any allocation of the Purchase Price or portion of the Purchase Price that differs from such allocation.

      5. ADJUSTMENTS OF CLOSING PAYMENT AND PURCHASE PRICE.

         (a) Closing Payment Adjustment. The Closing Payment shall be increased by any amount by which the Estimated Working Capital (as defined below) exceeds the Average Working Capital (as defined below), or reduced by any amount by which Average Working Capital exceeds the Estimated Working Capital.

         (b) Purchase Price Adjustment. The Purchase Price shall be increased by any amount by which the Working Capital of the Business (as defined below) as of the Closing Date exceeds the Average Working Capital, or reduced by any amount by which Average Working Capital exceeds the Working Capital of the Business as of the Closing Date.

         (c) Calculation of Adjustments. The adjustments to the Closing Payment under Section 5(a) and the Purchase Price under Section 5(b) shall be calculated in accordance with the following provisions:

                  (i) Calculation of Working Capital. Working Capital of the Business shall mean the amount calculated by adding the accounts receivable and inventory of the Business, to the extent such accounts receivable and inventory are consistent in nature and type with the accounts receivable and inventory shown on the Financial Statements, and subtracting from that amount the current liabilities of the Business, to the extent such current liabilities are consistent in nature and type with the current liabilities shown on the Financial Statements, all determined in accordance with generally accepted accounting principles consistently applied (except for the exclusion of footnotes and normal year-end adjustments) and in a manner consistent with the preparation of the Financial Statements.

                  (ii) Estimated Working Capital. Not later than 5 days prior to the Closing Date, Seller shall prepare and deliver to Purchaser an estimated balance sheet as of the Closing Date (the "Estimated Balance Sheet"), prepared in accordance with generally accepted accounting principles consistently applied (except for the exclusion of footnotes and normal year-end adjustments) and in a manner consistent with the preparation of the Financial Statements, showing Seller's estimate of the Working Capital of the Business as of the Closing Date (the "Estimated Working Capital"), together with Seller's work papers used in the preparation of the Estimated Balance Sheet. If Purchaser does not deliver to Seller, within 3 days of Purchaser's receipt of such balance sheet, written notice specifying objections to Seller's estimate of the Working Capital of the Business as of the Closing Date, the Estimated Working Capital shown on the Estimated Balance Sheet shall be used at the Closing for purposes of determining the amount of the Closing Payment under Section 5(a). If Purchaser objects to such balance sheet, the parties shall negotiate in good faith to resolve such objections and agree upon the Estimated Working Capital prior to the Closing.

                  (iii) Average Working Capital. Not later than 5 days prior to the Closing Date, Seller shall deliver to Purchaser balance sheets for each of the 12 months preceding the Closing Date prepared in accordance with generally accepted accounting principles consistently applied (except for the exclusion of footnotes and normal year-end adjustments) and in a manner consistent with the preparation of the Financial Statements, showing the Working Capital of the Business as of the last business day of each such month (the "Monthly Balance Sheets"), together with Seller's working papers used in the preparation of the Monthly Balance

         Sheets showing Seller's calculation the amount of any accruals for (i) amounts owing to employees or former employees of the Business (including self-insurance accruals for employee welfare plans and workers' compensation benefits), (ii) self-insurance accruals for Seller's general liability insurance, and (iii) any performance guarantee. In addition, Seller shall calculate the average Working Capital of the Business over the 12 months shown on the Monthly Balance Sheets (the "Average Working Capital"). If Purchaser does not deliver to Seller, within 3 days of Purchaser's receipt of the Monthly Balance Sheets, written notice specifying objections to the Monthly Balance Sheets or Seller's calculation of Average Working Capital, the Average Working Capital shown on the Monthly Balance Sheets shall be used at the Closing for purposes of determining the amount of the Closing Payment under Section 5(a). If Purchaser objects to such balance sheet, the parties shall negotiate in good faith to resolve such objections and agree upon the Average Working Capital prior to the Closing. If Seller and Purchaser are unable to agree upon the Average Working Capital prior to the Closing, the Closing Payment shall be based on the Average Working Capital calculated by Seller and the final calculation of the Average Working Capital for purposes of Section 5(b) shall be resolved in accordance with Section 5(d) below.

                  (iv) Closing Balance Sheet. Not more than 60 days after the Closing Date, Seller shall deliver to Purchaser a final, unaudited balance sheet as of the Closing Date prepared in accordance with generally accepted accounting principles consistently applied (except for the exclusion of footnotes and normal year-end adjustments) and in a manner consistent with the preparation of the April 30 Financial Statements, showing the Working Capital of the Business as of the Closing Date (the "Closing Balance Sheet"). If Purchaser does not deliver to Seller, within ten days of Purchaser's receipt of the Closing Balance Sheet, written notice specifying Purchaser's objections to the Closing Balance Sheet, Purchaser shall be deemed to have accepted the Closing Balance Sheet as prepared by Seller and such Closing Balance Sheet shall be final and binding for purposes of determining the final adjustments to the Purchase Price pursuant to Section 5(b). If Purchaser delivers to Seller, within ten days of Purchaser's receipt of the Closing Balance Sheet, written notice specifying objections to the Closing Balance Sheet, such objections shall be resolved in accordance with Section 5(d) below.

         (d) Resolution of Objection. If Purchaser objects in writing to the Closing Balance Sheet under Section 5(c)(iv) or Seller's calculation of Average Working Capital under Section 5(c)(iii), Seller and Purchaser shall attempt in good faith to resolve any dispute by negotiation within 15 days after the delivery of Purchaser's statement of objection. If Seller and Purchaser are unable to resolve the dispute within 15 days, Seller and Purchaser shall engage PriceWaterhouseCoopers LLP to calculate the Working Capital of the Business as of the Closing Date or the Average Working Capital, as the case may be. The calculation of Working Capital of the Business as of the Closing Date or Average Working Capital by such accounting firm shall be final and binding upon Purchaser and Seller. The fees and expenses of such accounting firm shall be paid 50 percent by Seller and 50 percent by Purchaser.

      6. SELLER'S REPRESENTATIONS AND WARRANTIES. In order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated in this Agreement, Seller makes the representations and warranties set forth in this Section 6. For purposes of this Agreement "the best of Seller's knowledge" or similar terms shall include all facts, circumstances, or other information known to any director, officer, executive, or manager of Seller.

         (a) Corporate Standing and Authority; Binding Agreement. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of

South Dakota and has full corporate power to own all of its properties and assets and to conduct its business as it is now being conducted. Seller is duly qualified to transact business and is in good standing in every jurisdiction in which the nature of the Business or the character of the properties related to the Business requires qualification, except where the failure to be so qualified does not and will not have an adverse material effect on the Business.

         (b) Authorization. The execution of this Agreement and consummation of the transactions contemplated in this Agreement will not violate any provision of Seller's Articles of Incorporation or Bylaws, and Seller has obtained all necessary authorization and approval from its Board of Directors and Shareholders for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement is a legal, valid and binding agreement of Seller enforceable against Seller in accordance with its terms, subject to the laws of bankruptcy, insolvency and moratorium and other laws or equitable principles generally affecting creditors' rights.

         (c) Absence of Conflicting Agreements or Required Consents. Except as set forth in Schedule 6(c), the execution, delivery and performance of this Agreement by Seller, including without limitation, the assignment of the Contracts to Purchaser, do not and will not: (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Seller or by which Seller or any of Seller's assets is bound or affected, (ii) result in any breach of or constitute a default under any Contract or other agreement or note, bond, mortgage, indenture, lease, license, franchise or other instrument or obligation to which Seller is a party or by which any of them or any of Seller's assets is bound or affected, or (iii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, or any person or entity not a party to this Agreement.

         (d) Licenses. Seller has all material licenses, permits, approvals and other governmental authorizations necessary to own all of the assets of the Business and carry on the Business as now being conducted (collectively, the "Licenses") all of which Licenses are listed in Schedule 6(d). To the best of Seller's knowledge, Seller has not breached any provision of, is not in default under the terms of, and has not engaged in any activity that would cause revocation or suspension of, any License. No action or proceeding looking to or contemplating the revocation or suspension of any License is pending or, to the best of Seller's knowledge, threatened.

         (e) Validity and Existence of Agreements. Schedule 6(e) sets forth and briefly describes all the following with respect to the Business:

                  (1) All material written or oral agreements, contracts, arrangements, commitments, understandings or obligations to which Seller, in connection with the Business, is a party or by which any of the properties of the Business is or may be bound, including, but not limited to, all contracts being transferred to Purchaser under this Agreement, each of which is separately identified as an assumed contract;

                  (2) All material agreements, contracts, arrangements, commitments, understandings, or obligations, oral or written, relating to the Business in which any of the Seller's affiliates has any interest, direct or indirect, including a description of any transactions of such Affiliates with the Business.

                  Seller has delivered to Purchaser a true and complete copy of each material written contract, lease, agreement, instrument or other document, which copies accurately reflect the understanding of Seller with respect to those instruments. For purposes of this Section 6(e), a contract is "material" if, as of the date of this Agreement, it has a term or remaining term of greater than 6 months, or obligates Seller to provide or entitles Seller to receive, payment, products or services with a value greater than $10,000. Seller has delivered to Purchaser a fair and accurate summary of the material terms of each oral contract, agreement or understanding listed on Schedule 6(e). To the best of Seller's knowledge, each of the contracts being transferred to Purchaser under this Agreement is a valid and binding obligation of the parties to each contract in accordance with its terms. Seller has performed and complied in all material respects with all the provisions of each of the contracts, and to the best of Seller's knowledge, no party is in material default or would be in material default with the lapse of time or notice under the terms of any of the contracts.

         (f) Financial Statements. The "Plastics Division Balance Sheet, Month Ending April 30, 2000" and the "Plastics Division Income Statement, Period Ending 4/30/00" (collectively the "Financial Statements") which Seller has previously provided to Purchaser and have been prepared from Seller's books and records in accordance with generally accepted accounting principles applied on a consistent basis and on a basis consistent with that of its audited consolidated financial reporting (except for the exclusion of footnotes and normal year-end adjustments), and fairly present the financial position of Seller and the results of its operations for the period indicated. To the best of Seller's knowledge, there is no liability of any nature whatsoever, accrued or unaccrued, absolute or contingent, with respect to the Business, except (i) as set forth in the Financial Statements, (ii) those incurred since April 30, 2000, in the ordinary course of business, all of which are, individually and in the aggregate, consistent in nature and amount with the liabilities reflected in the Financial Statements, and (iii) liabilities expressly identified in Schedule 6(f) to this Agreement.

         (g) Employees. Attached to this Agreement as Schedule 6(g) is a list of all employees of the Business showing their names, whether they are employed full-time or part-time, their positions, current annual salaries or rate of compensation (including bonus and incentive compensation), all benefits they are eligible to receive, and specifically identifying each such employee whose primary work responsibilities are in connection with the Fiberglass Plant.

         (h) Real Estate.

                  (i) Subject, as of the Date of this Agreement, only to the Existing Encumbrances set forth on Schedule 6(h)(i) and, as of the Closing Date, only to the Permitted Encumbrances (as defined below), Seller holds marketable title to the Real Estate at the addresses of 1813 "E" Avenue, Sioux Falls, South Dakota; 1810 "E" Avenue, Sioux Falls, South Dakota; 2424 Kenskill Avenue, Washington Court House, Ohio; and 709 Railroad Avenue, Albertville, Alabama, the address and accompanying legal description of which is described on Schedule 1(a)(ii). There exists no lien, encumbrance or adverse claim with respect to, any item of personal property, equipment or fixtures necessary for the operation of the Real Estate.

                  (ii) Seller (A) has, or by the Closing will have, direct access to the Real Estate over public roads or access to the Real Estate by means of a perpetual access easement, such access to the Real Estate being sufficient to satisfy the current and reasonably anticipated normal requirements of the Business; and (B) the Real Estate is, or by the Closing Date will be, served by all public utilities, including but not limited to water, electricity, natural gas, sewer and telephone, in such quantity and quality as are sufficient to satisfy the current normal Business levels.

                  (iii) Except as set forth on the Surveys to be delivered within 7 days of the date of this Agreement, no portion of the Real Estate is in a flood plain.

                  (iv) There are no leases or occupancy agreements or any other purchase contracts or agreements whether written or oral pertaining to any portion of the Real Estate and, except as set forth on Schedule 6(h)(iv), Seller is in sole possession of the Real Estate.

         There is in effect no service, maintenance or other contract or agreement or equipment lease relating to the Real Estate that cannot be terminated on or prior to the Closing Date.

                  (v) There is no litigation affecting the Real Estate and Seller has not received notice of (A) any condemnation proceeding with respect to the Real Estate, and to the best of Seller's knowledge no such proceeding is contemplated by any governmental authority; or (B) any special assessment that may affect the Real Estate and, to the best of Seller's knowledge, no such special assessment is contemplated by any such governmental authority. Seller has received no notice, order or other written communication from any governmental body having jurisdiction over the Real Estate requiring any repair or improvement to or alteration of the Real Estate.

                  (vi) The buildings, including, without limitation, the roof and structural elements of the buildings and all systems and components serving the buildings, located on the Real Estate are in good operating condition, normal wear and tear excepted, free from material defects, and are each sufficient for the current operation of the Business. The cooling systems located at the Real Estate do not utilize a groundwater extraction system.

                  (vii) Seller has paid for, or will pay for on or before the Closing Date, all work, supplies and materials, performed upon and supplied to the Real Estate.

         (i) Taxes. Except as set forth on Schedule 6(i) attached hereto, since 1990 and in connection with the Business:

                  (i) Seller has filed all tax returns and reports which are required by law to have been filed and has fully paid any and all taxes (including, but not limited to, income, franchise, property, sales, use and employment taxes) required to be paid in respect of the periods covered by those returns and reports;

                  (ii) Seller's income, sales and use and employment tax returns have not been examined by the Internal Revenue Service of the Federal Government or any taxation agency or authority of any other jurisdiction; and

                  (iii) all filed tax returns and reports of Seller are correct and true in all material respects and there is no outstanding claimed deficiency with respect to any tax period, no formal or informal notice of a proposed deficiency, no notification of any pending audit of tax returns and reports and no waiver or extension granted by Seller with respect to any period of limitations affecting assessment of any tax.

         (j) Inventories. The Inventory of the Business: (i) complies in all material respects with all applicable federal laws and regulations and with all applicable laws and regulations of each of the states of the United States into which any product may be shipped; (ii) except as set forth on Schedule 6(j), does not contain any Hazardous Material, as defined below, or any substance which was the subject of a pre-manufacturing notice filed with the United States Environmental Protection Agency under the Toxic Substance Control Act, as amended, 15 U.S.C. ss.ss.2601 et seq.; and (iii) does not consist of any damaged or obsolete items in excess of any allowances relating to same as represented on the Financial Statements. Each item of finished goods Inventory is usable and saleable in the normal and ordinary course of business.

         (k) Operations and Use of Properties. The operations, Business and properties, including leased properties, of the Business have at all times been and are in material conformity with all applicable laws or orders or other governmental or administrative laws, ordinances, regulations or orders, including without limitation zoning, land use and building codes, the American With Disabilities Act and motor vehicle registration, permitting, inspection and operation.

         (l) Insurance Requirements. All insurance coverage customarily carried by Seller for the Assets is in effect as of the date of this Agreement, and will remain in effect up to and including the Closing Date and Seller has been insured with all such coverage since January 1, 1995.

         (m) Environmental Matters. Attached to this Agreement as Schedule 6(m) is a list of all permits, reports, studies, analyses, and testing or monitoring data possessed or commissioned by Seller pertaining to the physical condition of the Real Estate or improvements thereon, including the presence of any Hazardous Material (as defined below) in, on, or under Seller's facilities, or concerning compliance with Environmental Laws (as defined below) (collectively, "Environmental Reports"), and Seller has delivered to Buyer true and complete copies of all such Environmental Reports.

      Except as disclosed in the Environmental Reports or set forth in Schedule 6(m) to this Agreement: (i) Seller and the Business have at all times been and remain in material compliance with all Environmental Laws; (ii) Seller has not manufactured, processed, distributed, used, treated, stored, disposed of, transported or handled any Hazardous Material at any property or facility ever owned, leased or used by Seller in connection with the Business (collectively, the "Business Facilities") in material violation of any Environmental Laws, and to the best of Seller's knowledge, no such event occurred at any of the Business Facilities prior to Seller's ownership or leasing of same; (iii) there has been no material Release (as defined below) or threat of Release of any Hazardous Material at, to, or from the Business Facilities, whether by Seller or any other person; (iv) with respect to any disposal of Hazardous Material, Seller has at all times disposed of Hazardous Material off-site and in accordance with all Environmental Laws; (v) there are no pending or threatened inquiries, citations, orders, notices, claims or other communications (collectively, "Claims") concerning the presence of Hazardous Material at, or the actual or potential or alleged violation of any Environmental Laws relating to, any of the Business Facilities or arising in connection with or relating to any operations of Seller, and Seller is not aware of any basis for any Claims being made against Seller with respect to any such Hazardous Material or violation of any Environmental Laws; and (vi) there are not now, nor to Seller's best knowledge have there ever been any, underground storage tanks, wells (operating or abandoned), friable or damaged asbestos-containing materials, or PCB-containing equipment or fluids present at any of the Business Facilities.

      For purposes of this Agreement, "Hazardous Material" shall mean (i) any hazardous substance as now defined in or regulated by the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the regulations promulgated thereunder, all as amended; (ii) any hazardous waste, pollutant or contaminant as now defined in or regulated by the federal Resource Conservation and Recovery Act; (iii) any petroleum, including crude oil and any fraction thereof; natural or synthetic crude oil and any fraction thereof; (iv) any natural or synthetic gas usable for fuel; (v) any hazardous chemical as defined in or regulated by the federal Occupational Safety and Health Act; (vi) any asbestos, polychlorinated biphenyl or isomer of dioxin, or any material or thing containing or composed of such substance or substances; and (vii) any other substance, regardless of physical form that is subject to any Environmental Laws.

      For purposes of this Agreement, "Environmental Laws" shall mean all statutes, rules, regulations, requirements, orders, ordinances, rules of liability, standards of conduct, licenses, permits, authorizations, approvals, orders, judgments, decrees, injunctions or agreements under or issued or required by any federal, state or local government, or common law relating to
(i) the protection, preservation or restoration of human health, plant life, animal life, natural resources or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface or building structures), or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any Hazardous

Material. The term Environmental Laws includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.ss. 9601 et seq., as amended; the Resource Conservation and Recovery Act, as amended, 42 U.S.C.ss. 9601 et seq.; the Clean Air Act, as amended, 42 U.S.C.ss. 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C.ss. 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C.ss. 9601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C.ss. 11101 et seq.; the Safe Drinking Water Act, 42 U.S.C.ss. 300f et seq.; and all comparable state and local laws; and any common law that imposes liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

      For purposes of this Agreement, "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, migration or other releasing into the environment, whether intentional or unintentional in violation of any Environmental Laws.

         (n) Employees and Labor Laws. There have been no strikes, lockouts, or other material labor disputes or demands for recognition of a union as collective bargaining agent for all or any part of the employees of the Business, and Seller is not a party to any collective bargaining or other labor agreement. Seller is in material compliance with all federal, state and local governmental laws and regulations relating to employment or labor, including provisions relating to wages, fringe benefits, hours, working conditions, occupational safety and health, safety of the premises, collective bargaining, payment of social security and unemployment taxes, civil rights and discrimination in hiring, retention, promotion, pay and other conditions of employment; and Seller is not liable for arrears on wages or any tax or penalties for failure to comply with those laws or regulations. There are no oral agreements or understandings with any employee of the Business, except as to current salary or wage rates, and no other oral agreements or understandings which will affect the employment practices or operations of the Business. Seller is, and at all times has been, in material compliance with the Immigration Reform and Control Act of 1986.

         (o) Product Labeling and Product Liability. The Business is in material compliance with all federal, state and local laws and regulations relating to product labeling, product safety and public health and safety. Seller has not received, in connection with the Business, any notice of any claim that any product now or previously offered for sale or sold or distributed in connection with the Business is injurious to the health and safety of any person, is not in conformity with its specifications, or is not suitable for any purpose or application for which it is offered for sale, sold or distributed.

         (p) Litigation. Except as disclosed in Schedule 6(p), there are no (i) claims, suits, actions, citations, administrative or arbitration or other proceedings or governmental investigations pending or, to the best knowledge of Seller, threatened against Seller in connection with the Business or affecting any of the Assets, or in connection with the transactions contemplated by this Agreement (including without limitation proceedings and investigations related to Environmental Laws, civil rights, discrimination in employment and occupational safety and health) or (ii) judgments, orders, writs, injunctions or decrees of any court or administrative agency involving the Business or affecting the Assets.

         (q) Continuation of Business. Seller knows of no facts or circumstances which might reasonably be expected to have an adverse effect on Purchaser's ability to continue the Business after the Closing in the same manner as the Business was conducted by Seller prior to Closing.

                  (r) Absence of Changes. Since April 30, 2000, there has not been, individually or in the aggregate, (i) any material adverse change in the financial condition, assets, liabilities, business or properties of the Business, (ii) any damage to, destruction of or loss of property, whether or not covered by insurance, having a material adverse effect on the property, assets or business of the Business, (iii) any material changes in compensation or bonus payments or arrangements for any employees of the Business, (iv) any sale or transfer of any assets of the Business other than in the ordinary course of its business, (v) any cancellation or compromise of any debts or claims owed to Seller in connection with the Business other than in the ordinary course of business, (vi) any transaction in connection with the Business not in the ordinary course of business, or (vii) any amendment or termination of any contract or agreement having a material adverse effect on the Assets or the Business. Since April 30, 2000, there have been no material changes in the Assets other than with respect to the sale or acquisition of inventory in the usual and ordinary course of business.

         (s) Customers. Except as disclosed in Schedule 6(s), no single customer or group of affiliated customers has accounted for more than five percent (5%) of the gross sales of the Business during any of the last three fiscal years.

         (t) Suppliers. Except as disclosed on Schedule 6(t), no single supplier or group of affiliated suppliers has supplied the Business with products which would account for more than five percent (5%) of gross purchases during any of the last three fiscal years.

         (u) The Assets, plus Purchaser's license to use the "Raven" name and Seller's agreement to continue to provide telephone service to Purchaser, and assuming Purchaser also acquired the computer and telephonic networking equipment that is an Excluded Asset, and provides adequate working capital and corporate-level management, would, as of the Closing Date, include all of the assets used in the Business and would be sufficient for the conduct of the Business in a manner consistent with the operation of the Business by Seller since February 1, 1999.

         (v) Title to Assets. Except for (i) security interests described on
Schedule 6(v), (ii) as of the date of this Agreement, the Existing Encumbrances, and (iii) as of the Closing Date, the Permitted Encumbrances (as defined below) there are no liens, claims, security interests, mortgages, easements, restrictions, charges or encumbrances affecting any of the Assets and, at the Closing and as of the Closing Date, Seller will have good and marketable title to all of the Assets free and clear of all liens, claims, security interests, mortgages, easements, restrictions, charges or encumbrances.

         (w) Tangible Assets. All of the tangible Assets are in good operating condition and repair (excluding normal wear and tear) and are usable in the normal course of the Business.

         (x) Capital Expenditures There are no material capital expenditures that Seller now anticipates will be required to be made in connection with the Business as now conducted or the Assets as now used in the Business in order to comply with any existing laws, regulations or other governmental requirements applicable to the Business, including without limitation requirements relating to occupational health and safety or the environment.

         (y) Receivables. All accounts receivable of the Business have been properly recorded on Seller's books and arose in connection with the bona fide sale of goods or services in the ordinary course of business.

         (z) Intellectual Property. To the best of Seller's knowledge, the Assets and Seller's ownership and use of the Assets does not violate or infringe upon the actual or asserted patent, trademark, servicemark, trade name, copyright, privacy or other proprietary rights of any person or entity, and Seller has not received notice of any claim of any such violation or infringement.

         (aa) Year 2000 Compliance. All software and hardware related to the conduct of the Business as well as any services related thereto ("Computer Wares and Services") are Year 2000 compliant. Seller has not experienced any loss of or inaccuracy in its computer data due to the change of the year from 1999 to 2000 or the need to process dates, including February 29, 2000, in the year 2000, and separate Computer Wares and Services that may interact with one another through the delivery and receipt of records have continued to operate, interact and record, store, process, calculate and present data properly on dates falling on or after January 1, 2000.

         (bb) Broker Fees. No third party is entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services, or similar compensation in connection with the transactions contemplated in this Agreement based on any arrangement or agreement made by or on behalf of Seller.

         (cc) Truth of Representations. No material representation or warranty of Seller in this Agreement or any written statement or certificate executed by Seller and furnished or to be furnished to Purchaser under this Agreement or in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading; provided, however, that each representation that is specifically qualified as to materiality does not contain any untrue statement of fact or omit to state a fact necessary to make such representation not materially misleading.

         (dd) Assignment of Representations and Warranties. If Purchaser sells the Fiberglass Plant within one year from the Closing Date, Seller agrees that Purchaser shall have the right to assign all of Purchaser's rights and interest in the representations and warranties of Seller in this Agreement to the effect that such representations and warranties were made by Seller directly to such purchaser, subject to the limitations set forth herein.

      7. PURCHASER'S REPRESENTATIONS AND WARRANTIES. In order to induce Seller to enter into this Agreement and to consummate the transaction contemplated in this Agreement, Purchaser makes the representations and warranties set forth below.

         (a) Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Minnesota, with full power and authority to enter into this Agreement and consummate the transactions contemplated in this Agreement. Purchaser is or as of the Closing Date will be duly qualified to do business in, and is in good standing under, the laws of each jurisdiction in which the property owned or leased by it or the nature of its business requires such qualification, except where the failure to be so qualified does not and will not have an adverse material effect on the Business.

         (b) Authority. The execution, delivery, and performance by Purchaser of this Agreement and all transactions contemplated in this Agreement have been duly authorized and approved by all necessary corporate action of Purchaser. This Agreement, when executed and delivered by Purchaser, shall be a valid and binding obligation of Purchaser, enforceable against it in accordance with the terms of this Agreement.

         (c) Absence of Conflicting Agreements or Required Consents. Except as set forth on Schedule 7(c), the execution, delivery and performance of this Agreement by Purchaser do not and will not: (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Purchaser or by which Purchaser is bound or affected, (ii) result in any breach of or constitute a default under any contract or other agreement or note, bond, mortgage, indenture, lease, license, franchise or other instrument or obligation to which Purchaser is a party, or (iii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, or any person or entity not a party to this Agreement.

         (d) Broker Fees. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser.

      8. ADDITIONAL COVENANTS OF SELLER AND PURCHASER.

         (a) Examination and Access. Between the date of this Agreement and the Closing Date, Seller shall, upon reasonable advance notice, permit Purchaser and its employees, representatives, agents, and accountants to enter the Real Estate and commence site visits during normal business hours, shall furnish Purchaser and its employees, representatives, agents, and accountants with free access to all books, records, plans, and specifications related to the Assets, provided that such examination by Purchaser shall not unreasonably disrupt Seller's operation of the Business, shall, in accordance with the Temporary Access Agreement between Seller and Purchaser dated July 7, 2000 (the "Temporary Access Agreement"), permit Purchaser to conduct such physical inspections, including environmental assessments and engineering studies, as Purchaser deems advisable, and Seller shall provide to Purchaser such written consents as may be necessary to gain access to statutory lien and other appropriate due diligence searches. Such examination by Purchaser or its agents shall not affect any representations or warranties made by Seller or Purchaser's right to rely on such representations and warranties, unless Purchaser had actual knowledge, prior to the execution of this Agreement, that such representations or warranties were untrue in any material respects.

         (b) No Other Negotiations. Seller and its officers and directors shall not make any offers to, solicit any offers from, or discuss or negotiate with, any person or entity, other than Purchaser, for the sale or disposition of the Business or all or any portion of the Assets (other than sales of inventory in the ordinary course of business).

         (c) Preservation of Business. Between the date of this Agreement and the Closing Date, Seller shall take or cause to be taken all actions that are reasonably necessary and appropriate to preserve the Business and the Assets, and Seller shall not do anything to impair Seller's ability to keep and preserve the Business and the Assets existing on the date of this Agreement.

         (d) Confidential Information. Each party acknowledges that it has, will or may have access to and become informed of Confidential Information which is a competitive asset of the other (whether or not included in the Assets). As used herein, "Confidential Information" shall mean information that is proprietary to Purchaser, Seller or the Business or proprietary to others and entrusted to Purchaser or Seller, whether or not trade secrets. Confidential Information includes, but is not limited to, information relating to business plans and to business as conducted or anticipated to be conducted by the parties hereto and to their past, current or anticipated business (including without limitation information relating to the Business). Confidential Information also includes, without limitation, customer lists and information concerning purchasing, accounting, marketing, selling, products and services of Seller and Purchaser, and shall further include the same aforementioned Confidential Information with respect to the assets purchased by Purchaser pursuant to this Agreement. Confidential Information shall not include any information that (i) is or becomes available to the public without a breach of this Agreement or rights of the disclosing party, (ii) is lawfully obtained from a third party without breach of this Agreement or any other agreement; or (iii) is required by law to be disclosed in response to a valid order of a court or a government agency, if the disclosing party receives prompt notice of such order and the receiving party reasonably cooperates with attempts to receive a protective order. Each party agrees that, for a period of 24 months after the date of this Agreement, it will keep all Confidential Information in strict confidence and to not directly or indirectly make known, divulge, reveal, furnish, make available, or use (except that each party may continuing to use any Confidential Information that is proprietary to such party) any Confidential Information; provided, that Purchaser shall be under no such obligation with respect to Confidential Information relating to the

Business or the Assets subsequent to the Closing.

         (e) Termination of Employees by Seller. Prior to the Closing Date, Seller shall notify all employees of the Business that, effective immediately prior to the Closing, their employment with Seller is terminated. Seller shall retain any and all liabilities owed to these employees arising on or before the Closing Date, including all liabilities for sick leave, personal holidays, vacation benefits or other paid time off not used by any such employee prior to their termination and all liabilities or potential liabilities under the Worker Adjustment and Retraining Notification Act (WARN Act, 29 U.S.C. ss.2101 et seq.).

         (f) Hiring of Employees by Purchaser. Purchaser shall be under no obligation, contractual or otherwise, to employ any of the employees of the Business after the Closing. At least 10 days prior to the Closing Date, Purchaser shall notify Seller and the individual employees that Purchaser intends to hire after the Closing. Seller shall not make any offer of future employment to any employee of the Business until after Purchaser has notified Seller who Purchaser intends to hire and Seller agrees not to offer future employment to any employee of the Business unless such employee has been formally offered employment by Purchaser and rejected such offer, or has not been offered such employment. Seller shall not take any action to discourage employees of the Business from accepting offers of employment with Purchaser. Purchaser shall have the absolute right to establish the terms and conditions of such employees' employment with Purchaser, including wages, benefits, and benefit plans.

         (g) Noncompetition Agreement. Seller and Purchaser shall enter into a Noncompetition Agreement in the form attached hereto as Exhibit F, under which Seller agrees not to compete with Purchaser in the production or sale of polyethylene products, including without limitation tanks and related accessories, throughout the continental United States and Canada for a period of

5 years after the Closing Date. In addition, Seller shall, as part of the Contracts, assign to Purchaser all of Seller's rights under any noncompetition or similar agreement between Seller and any employee or former employee of the Business.

         (h) Ordinary Operation of Business. Between the date of this Agreement and the Closing Date, Seller shall: (i) keep the Assets insured in the amounts and with coverage at least as great as the amounts and coverage in effect on the date of this Agreement, but not less than the amount and coverage customary for the type of business of the Business; (ii) maintain all of properties of the Business in customary repair, order and condition, reasonable wear and use and damage by unavoidable casualty excepted; (iii) not sell or transfer any of Assets other than in the ordinary course of business; (iv) not incur any material obligations or liabilities or enter into any material transaction in connection with or secured by the Assets; (v) not enter into any leases or occupancy agreements or any other purchase contracts or agreements whether written or oral pertaining to any portion of the Real Estate and (vi) not enter into service, maintenance or other contract or agreement or equipment lease relating to the Real Estate that cannot be terminated on or prior to the Closing Date.

         (i) Best Efforts. Purchaser and Seller shall use their respective best efforts to cause each of the conditions precedent set forth in Sections 9 and 11 of this Agreement to be fulfilled at or prior to the Closing, to the extent such conditions are within their reasonable control.

      9. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE. The obligations of Purchaser to purchase the Assets and assume the Current Liabilities are subject to the satisfaction at or before the Closing of all of the conditions set out below in this Section 9. Purchaser may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Purchaser of any of its other rights or remedies at law or in equity if Seller shall be in default in any of its representations, warranties, or covenants under this Agreement.

         (a) All representations and warranties by Seller in this Agreement or in any written statement delivered to Purchaser by Seller subsequent to the date of this Agreement shall be true and correct when made and on the Closing Date as though made on the Closing Date.

         (b) Seller shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed, satisfied or complied with by Seller on or prior to the Closing Date, including Seller's agreement to terminate the employees of the Business effective as of the Closing Date.

         (c) Seller shall have executed and delivered to Purchaser a Noncompetition Agreement on terms reasonably acceptable to Purchaser.

         (d) Seller shall have executed and delivered to Purchaser the License Agreement on terms reasonably acceptable to Purchaser.

         (e) During the period from the date of this Agreement to the Closing Date, Seller shall not have sustained any material losses or damage to the Assets, whether or not insured.

         (f) There shall not have been any event or condition of any character occurring subsequent to the execution and delivery of this Agreement and on or before the Closing Date materially adversely affecting the Assets or the Business.

         (g) Seller shall have provided to Purchaser the consent of each party identified on Schedule 6(c) of this Agreement in form or substance acceptable to Purchaser.

         (h) Purchaser shall have secured such consents as may be required in connection with its financing of the transactions contemplated in this Agreement.

         (i) No action, suit or proceeding before any court or other governmental body or authority pertaining to the transactions contemplated by this Agreement or to their consummation shall have been instituted or threatened on or before the Closing Date.

         (j) Purchaser shall have completed and been satisfied with the results of its review of the Title Commitments and the Surveys (as defined below) and Purchaser's objections to title to the Real Estate shall have been satisfied by the Seller or waived by Purchaser, in accordance with Section 10.

         (k) Purchaser shall have obtained, on terms reasonably acceptable to Purchaser, such rights to use any railroad tracks currently serving the Real Estate as Purchaser reasonably determines necessary for Purchaser to conduct the Business after the Closing Date.

         (l) Purchaser shall have obtained, on terms reasonably acceptable to Purchaser, such easements and other rights to use the Real Estate, including without limitation access easements, utility easements, and parking rights, as Purchaser reasonably determines necessary for Purchaser to conduct the Business after the Closing Date.

         (m) Seller shall have provided to Purchaser a fixed price contractor's bid for construction of new street access and a parking lot for use of the Sioux Falls, South Dakota polyethylene plant that is reasonably acceptable to Purchaser and in compliance with all legal requirements for construction of same.

         (n) Purchaser shall have received or been issued all licenses, permits, and governmental authorizations necessary to own and operate the Business and the Assets, including any zoning, subdivision or other approvals required in connection with the acquisition of the Real Estate to be acquired under this Agreement, if any. Purchaser agrees to use commercially reasonable efforts to receive or be issued such licenses, permits and governmental authorizations prior to the Closing Date.

         (o) In connection with the Purchaser's examinations of the Business, the Assets, and Seller's books and records relating to the Business and the Assets, Purchaser shall not have discovered any information inconsistent in any material respect with the representations and warranties set forth in this Agreement or the information previously provided by Seller to Purchaser in connection with this Agreement, nor shall Purchaser have determined, in Purchaser's sole discretion, that any material liability or potential liability exists with respect to the Business or the Assets.

         (p) Seller shall have provided to Purchaser schedules accompanying this Agreement, along with Schedule 10(a), Permitted Encumbrances, all reasonably acceptable to Purchaser, updated to the Closing Date.

         (q) Seller shall have provided to Purchaser such bills of sale, deeds and other assignments, agreements, affidavits or documents as Purchaser finds reasonably necessary to transfer to it the Assets, and such tax and other clearance certificates, elections and instruments as Purchaser may reasonably request in order to effect the purposes of this Agreement.

         (r) Seller shall have provided to Purchaser an opinion of Sellers' counsel in the form attached hereto as Exhibit F.

         (s) Seller shall have provided to Purchaser a certificate of its corporate secretary, in the form attached hereto as Exhibit G, attesting to the due authorization by Seller of the execution and delivery of this Agreement and the consummation of the transactions contemplated in this Agreement, the accuracy, as of the Closing Date, of the representations and warranties of Seller contained in this Agreement and any Exhibit or Schedule hereto, and the performance by Seller of all of the covenants to be performed by them on or prior to the Closing Date.

         (t) Seller and Purchaser shall have entered into (i) a reciprocal easement and maintenance agreement for the railroad spur track at the South Dakota Facilities, and (ii) a declaration of easements, covenants and conditions relating to the South Dakota Facilities.

      10. TITLE EXAMINATION. Title examination with respect to the Real Estate shall be conducted as follows:

          (a) Seller's Title Evidence. Seller shall, within seven (7) days after the date of this Agreement, furnish to Purchaser (i) title commitments ("Title Commitments") for ALTA owner's policies of title insurance, issued by Commonwealth Land Title Insurance Company ("Title Company"), committing Title Company to insure title to the Real Estate, free and clear of liens, mortgages, charges or encumbrances, subject only to the "Permitted Encumbrances" listed in
Schedule 10(a) to be attached hereto prior to or at the Closing and (ii) currently-certified "as built" surveys of the Real Estate, meeting ALTA/ASCM requirements, showing all easements of record and all improvements and encroachments (the "Surveys"). Seller shall request the Title Company to issue endorsements to the Title Commitments deleting any general exceptions from coverage based on mechanics or materialmen's liens, matters affecting title that may be disclosed by an accurate survey, the rights of parties in possession, and affirmatively guaranteeing (i) access to the Real Estate from a public road and/or across any appurtenant easements and (ii) that Purchaser's use and enjoyment of the improvements on the Real Estate shall not be disturbed or interfered with by reason of any easements or reservations of record.

          (b) Purchaser's Objections. Within seven (7) days after receiving all of (i) the Title Commitments, (ii) Surveys, and (iii) copies of any documents listed in Schedule B of the Title Commitments for the Facilities, Purchaser shall make any written objections to title it may have ("Objections"). Purchaser's failure to make Objections within such time period will constitute a waiver of Objections with respect to matters disclosed in Schedule B of the Title Commitment (and any Survey heretofore delivered to Purchaser).

      11. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS TO CLOSE. The obligations of Seller to sell the Assets are subject to the satisfaction at or before the Closing of all of the conditions set out below in this Section 11. Seller may waive any or all of these conditions in whole or in part without prior written notice.

          (a) All representations and warranties by Purchaser in this Agreement, or in any written statement that shall be delivered to Seller by Purchaser under this Agreement, shall be true and correct when made and on the Closing Date as though made on the Closing Date.

          (b) Purchaser shall have performed, satisfied, and complied, in all material respects, with all covenants, agreements, and conditions required by this Agreement to be performed, satisfied, or complied with by it on or before the Closing Date.

          (c) No action, suit or proceeding before any court or governmental body or authority shall have been instituted seeking to restrain or prohibit the transactions contemplated in this Agreement.

          (d) Purchaser shall have executed and delivered to Seller a Noncompetition Agreement on terms reasonably acceptable to Seller.

          (e) Purchaser shall have provided to Seller a certificate of its secretary, in the form attached hereto as Exhibit H, attesting to the due authorization by Purchaser of the execution and delivery of this Agreement and the consummation of the transactions contemplated in this Agreement, the accuracy, as of the Closing Date, of the representations and warranties of Purchaser contained in this Agreement, and the performance by Purchaser of all of the covenants to be performed by it on or prior to the closing date.

          (f) On the Closing Date, Purchaser will deliver to Seller:

                    (i) a wire transfer in immediately available funds in the amount of the Closing Payment;

                    (ii) an executed copy of the Assignment and Assumption Agreement;

                    (iii) a copy of the text of the resolutions adopted by the Purchaser's board of directors authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated hereby, along with a certificate executed on behalf of Purchaser, by its corporate secretary certifying to Seller that such copy is a true, correct and complete copy of such resolutions, and that such resolutions were duly adopted by the board of directors of Purchaser and have not been amended or rescinded;

                    (iv) an incumbency certificate executed on behalf of Buyer by its corporate secretary certifying the signature and office of each officer executing this Agreement or any agreement or instrument related thereto; and

                    (v) such other certificates, documents, instruments and opinions of counsel as Seller reasonably requests related to the transactions contemplated hereby.

          (g) Seller and Purchaser shall have entered into (i) a reciprocal easement and maintenance agreement for the railroad spur track at the South Dakota Facilities, and (ii) a declaration of easements, covenants and conditions relating to the South Dakota Facilities.

      12. TERMINATION. In the event that the Closing shall not have occurred on or prior to August 31, 2000, then either Purchaser or Seller shall have the right to terminate this Agreement upon the delivery of written notice of such termination to the other; provided, however, that (a) Purchaser shall not so terminate this Agreement if Purchaser is then in material breach of any of its covenants under this Agreement; (b) Seller shall not so terminate this Agreement if Seller is then in material breach of any of its covenants under this Agreement; and (c) no such termination shall relieve any party to this Agreement from liability for the breach of any representation, warranty, or covenant occurring prior to such termination. If any party terminates this Agreement pursuant to this Section 12, all rights and obligations of both parties hereunder shall terminate without any liability to the other (except for any liability of any party then in breach).

      13. THE CLOSING. The closing of the transactions contemplated in this Agreement shall take place on August 15, 2000, at 1:00 p.m. local time, at the offices of Maslon Edelman Borman & Brand, LLP, 90 South Seventh Street, Suite 3300, Minneapolis, Minnesota; at such later date which is two (2) business days after satisfaction or waiver of all conditions precedent; or at such other time, date and place as to which the parties may agree. Such event is referred to in this Agreement as the "Closing" and such date is referred to in this Agreement as the "Closing Date". Seller agrees to deliver possession of the Real Estate to Purchaser on the Closing Date.

      14. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each of the representations, warranties and covenants of the parties contained in this Agreement shall survive for a period of two (2) years following the Closing Date.

      15. INDEMNIFICATION BY SELLER.

          (a) Seller agrees to defend, indemnify and hold Purchaser harmless from and against any liabilities, losses, claims, damages, costs and expenses (including, but not limited to, reasonable attorney's fees) arising out of, resulting from, or in any way related to:

                    (i) any misrepresentation or breach of any warranty, covenant or agreement made by Seller in this Agreement or in any other document, certificate or agreement delivered under this Agreement;

                    (ii) the assertion against Purchaser of any liability of Seller other than the Current Liabilities, including without limitation, claims arising out of or in any way related to the condition of the Real Estate and its groundwater, any claim that exists on or before the Closing Date under, or for violation of, any Environmental Law, liabilities for any product produced on or before the Closing Date, including warranties or performance guarantees on such products, and any liabilities to past or present employees of Seller; or

                    (iii) the existence or operation of the Business on or prior to the Closing Date, whether or not material, whether or not known to Seller, excluding Current Liabilities but including without limitation claims arising out of or in any way related to the condition of the Real Estate and its groundwater, any claim that exists on or before the Closing Date under, or for any violation of, any Environmental Law, liabilities for any product produced on or before the Closing Date including warranties or performance guarantees on such products, any liabilities to past or present employees of Seller, or any liability or obligation of Seller in connection with federal, state or local taxes.

          (b) Without limiting the generality of Section 14(a), with respect to any measurement of damages or costs or expenses owing to Purchaser under this Agreement, the Purchaser shall have the right to be put in the same financial position as it would have been had the matter leading to the claim of indemnification never occurred or arose. Purchaser will be reimbursed by Seller for all liabilities and damages incurred by Purchaser and all reasonable costs and reasonable expenses incurred by Purchaser in enforcing this indemnity.

          (c) In enforcing this indemnity, Purchaser shall have the right to set-off against any amounts owing by it to Seller under this Agreement or any other document, certificate or agreement delivered under this Agreement, the amount of any liabilities, losses, claims, damages, costs and expenses for which Purchaser is entitled to indemnification under this Agreement. Notwithstanding any other provision in this Agreement, Purchaser shall be entitled to obtain equitable relief in any appropriate indemnification claim.

          (d) If any action, suit or proceeding shall be commenced against Purchaser or any claims, demand or assessment be asserted against Purchaser in respect of which Purchaser proposes to demand defense and indemnification, Seller shall be notified to that effect with reasonable promptness and shall have the right, but not the obligation, to assume the entire control of the defense, compromise or settlement thereof, including, at the expense of Seller, employment of counsel reasonably satisfactory to Purchaser, and in connection therewith, Purchaser shall cooperate fully to make available to Seller all pertinent information under its control. Provided, however, that no delay in providing any such notice shall affect the rights of Purchaser to recover damages or equitable relief under this Agreement.

      16. INDEMNIFICATION BY PURCHASER.

          (a) Purchaser agrees to defend, indemnify and hold Seller harmless from and against any liabilities, losses, claims, damages, costs and expenses (including, but not limited to, reasonable attorney's fees) arising out of, resulting from, or in any way related to:

                    (i) any misrepresentation or breach of any warranty, covenant or agreement made by Purchaser in this Agreement or in any other document, certificate or agreement delivered under this Agreement;

                    (ii) the assertion against Seller of any of the Current Liabilities after the Closing;

                    (iii) the existence or operation of the Business after the Closing Date and not related to the operation of the Business prior to the Closing, the transactions contemplated in this Agreement, or the Excluded Liabilities; or

                    (iv) Purchaser's use of Seller's parking lot at the South Dakota Facilities as provided in Section 3(e)(iii).

          (b) Without limiting the generality of the Section 16(a), with respect to any measurement of damages or costs or expenses owing to Seller under this Agreement, the Seller shall have the right to be put in the same financial position as it would have been had the matter leading to the claim of indemnification never occurred or arose. Seller will be reimbursed by Purchaser for all liabilities and damages incurred by Seller and all reasonable costs and reasonable expenses incurred by Seller in enforcing this indemnity.

          (c) In enforcing this indemnity, Seller shall have the right to set-off against any amounts owing by it to Purchaser under this Agreement or any other document, certificate or agreement delivered under this Agreement, the amount of any liabilities, losses, claims, damages, costs and expenses for which Seller is entitled to indemnification under this Agreement. Notwithstanding any other provision in this Agreement, Seller shall be entitled to obtain equitable relief in any appropriate indemnification claim.

          (d) If any action, suit or proceeding shall be commenced against Seller or any claims, demand or assessment be asserted against Seller in respect of which Seller proposes to demand defense and indemnification, Purchaser shall be notified to that effect with reasonable promptness and shall have the right, but not the obligation, to assume the entire control of the defense, compromise or settlement thereof, including, at the expense of Purchaser, employment of counsel reasonably satisfactory to Seller, and in connection therewith, Seller shall cooperate fully to make available to Purchaser all pertinent information under its control. Provided, however, that no delay in providing any such notice shall affect the rights of Seller to recover damages or equitable relief under this Agreement.

      17. INDEMNIFICATION LIMITATIONS.

          (a) Neither Seller, on the one hand, nor Purchaser, on the other hand, shall be obligated to indemnify the other hereunder unless and until the aggregate amount of all liabilities, losses, claims, damages, costs or expenses (including, but not limited to, reasonable attorneys' fees) incurred by the aggrieved party reaches One Hundred Thousand Dollars ($100,000)(the "Threshold Amount"), in which case the offending party shall be obligated to indemnify only for the excess of the aggregate amount of all such liabilities, losses, claims, damages, costs or expenses over the Threshold Amount. Notwithstanding the foregoing, the limitations of this
Section 17 shall not apply to the Excluded Damages and Seller shall be liable to Purchaser for all Excluded Damages from the first dollar of Excluded Damages. For purposes of this Section 17, "Excluded Damages" shall mean any liabilities, losses, claims, damages, costs or expenses (including, but not limited to, reasonable attorneys' fees) (i) incurred by Purchaser arising from (A) matters pertaining to taxes, title to the Assets, or any claim under or for violation of any Environmental Law, or (B) any liabilities or obligations of Seller that are retained or assumed by Seller under this Agreement, including without limitation, the Excluded Liabilities, and (ii) incurred by Seller arising from any liabilities expressly assumed by Purchaser under this Agreement.

          (b) No party's liability under the indemnification provisions of this Agreement shall exceed the aggregate amount of Eight Million Dollars ($8,000,000), except, no such limitation shall apply to Seller's indemnification of Purchaser for any liabilities, losses, claims, damages, costs or expenses (including, but not limited to, reasonable attorneys' fees) arising from any claim under or for violation of any Environmental Law, and any amounts paid in respect to such liabilities, losses, claims, damages, costs or expenses shall not be counted toward such limitation.

      18. TAXES.

          (a) Seller shall pay all personal property, sales, use, and transfer taxes, and other similar taxes, if any, payable in connection with the sale, transfer, delivery, and assignments to be made pursuant to this Agreement.

          (b) With respect to the Real Estate, general real estate taxes and installments of special assessments payable therewith payable in the year prior to the year of Closing and all prior years will be paid by Seller. All levied special assessments for the current year that relate to pre-closing periods and are not included in Current Liabilities shall be paid by Seller. All special assessments which become pending or levied after the Closing Date shall be paid by Purchaser.

      19. EXPENSES.

          (a) Purchaser and Seller each pay the costs and expenses incurred or to be incurred by each of them, respectively, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

          (b) Seller shall pay all costs of the Title Commitments and the Surveys. Purchaser shall pay all premiums required for the issuance of the Title Policies. Seller and Purchaser shall each pay one-half of any reasonable and customary closing fee or charge imposed by the Title Company.

          (c) Seller shall pay any state deed tax or other transfer tax on the Warranty Deeds to be delivered by Seller under this Agreement.

          (d) Purchaser shall pay the cost of recording the Warranty Deeds. Seller shall pay the cost of recording any documents necessary to perfect its own title or which release encumbrances other than Permitted Encumbrances.

      20. MISCELLANEOUS.

          (a) Entire Agreement. This Agreement, together with the schedules to this Agreement and the documents to be delivered pursuant to this Agreement, supersedes all other agreements and understandings among the parties, either oral or written (other than the Temporary Access Agreement which shall remain in full force and effect), constitutes the entire agreement of the parties with respect to the purchase and sale of the Assets, and shall be amended only by an instrument in writing executed by all parties.

          (b) Binding Effect. This Agreement, and the covenants contained in this Agreement, shall be binding upon, and inure to the benefit of, the parties to this Agreement and their respective permitted successors, assigns and legal representatives.

          (c) Notices. Any notices under this Agreement shall be deemed given when personally delivered in writing, when dispatched via overnight courier or five days after being deposited in the United States Mail, registered or certified, postage prepaid, properly addressed to the party to whom it is intended at the address set forth below or at such other address to which notice is given in accordance herewith:

          In the case of Purchaser, to:
          Norwesco, Inc.
          4365 Steiner Street, P.O. Box 439
          St. Bonifacius, Minnesota  55375-1439
          Attn: Thomas J. Smith, CEO

          With a copy to:

          Leonard, Street and Deinard, P.A.
          Suite 2300
          150 South Fifth Street
          Minneapolis, Minnesota 55402
          Attn: Richard G. Pepin, Jr., Esq.

          In the case of Seller, to:

          Raven Industries, Inc.
          205 East Sixth Street
          Sioux Falls, South Dakota 57117
          Attn: Thomas Iacarella, CFO

          With a copy to:

          Maslon Edelman Borman & Brand, LLP
          3300 Wells Fargo Center
          90 South Seventh Street
          Minneapolis, Minnesota 55402-4140
          Attn: William M. Mower, Esq.

          (d) Arbitration. Any controversy or claim arising out of or relating to this Agreement or the performance of this Agreement shall be settled by arbitration conducted in Minneapolis, Minnesota by a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The prevailing parties' costs and fees, including reasonable attorneys' fees, shall be paid by the non-prevailing party. The award rendered by the arbitrators shall be final, and judgment may be entered in accordance with applicable law and in any court having jurisdiction over the dispute.

          (e) Section Headings. Section headings throughout this Agreement are for the convenience of the parties and do not constitute a part of this Agreement. Personal pronouns shall be deemed masculine, feminine or neuter, singular or plural, as the context requires.

          (f) Governing Law. This Agreement shall be governed by the laws of the State of Minnesota.

          (g) Counterparts. This Agreement may be executed in several counterparts, including execution by facsimile counterparts, each of which shall be deemed an original but all of which counterparts collectively shall constitute one instrument representing the Agreement among the parties.

          (h) Further Assurances. Purchaser and Seller each agree to execute and deliver, or cause to be executed and delivered, all instruments, certificates, and documents, and to take all such other actions, as the other party to this Agreement may reasonably request from time to time in order to effectuate the purpose and intent of this Agreement.

          (i) Press Releases and Public Announcements. Neither party shall issue any press release or public announcement relating to the subject matter of this Agreement after the Closing without the prior written approval of the other, which approval will not be unreasonably withheld or delayed.

          (j) Third Party Beneficiaries. Except for any third party purchaser of the Fiberglass Plant, this Agreement shall not confer any rights or remedies upon any other person or entity other than the parties hereto and their respective successors and permitted assigns.

          (k) Bulk Sales. The Purchaser acknowledges that Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

          (l) Incorporation of Disclosure Schedules and Exhibits. The schedules and exhibits and any other annexes and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.


                      REMAINDER OF PAGE INTENTIONALLY BLANK

                                   SIGNATURES

      IN WITNESS WHEREOF, the parties have caused this instrument to be signed by their authorized officers as of the day and year first above written.

SELLER:                                   PURCHASER:

RAVEN INDUSTRIES, INC.                    NORWESCO, INC.


By:    /s/ Ronald M. Moquist              By:    /s/ Thomas Smith
     ---------------------------------         ---------------------------------
Its:   Executive Vice President           Its:   Chief Financial Officer
     ---------------------------------         ---------------------------------